Exhibit 10.26

LEASE BY AND BETWEEN

BILLTECH EQUITY PARTNERS, LLC, AS LANDLORD

and

DANGER, INC., AS TENANT

TABLE OF CONTENTS

ARTICLE 1 - REFERENCE, DEFINITIONS AND EXHIBITS		1
1.1	Definitions	1
1.2	Effect of Reference to Definitions	3
1.3	Exhibits	3

ARTICLE 2 - PREMISES, TERM AND COMMENCEMENT OF TERM		4
2.1	Premises	4
2.2	Term	4
2.2	Late Delivery of Premises	4

ARTICLE 3 - RENT, ITS DETERMINATION, COMMENCEMENT AND METHOD OF PAYMENT		5
3.1	Base Rent	5
3.2	Additional Rent – Real Estate Taxes	5
3.3	Additional Rent – Operating Expenses	7
2.4	Audit Rights	9
3.5	Rent	10
3.6	Independent Covenants	10
3.7	Gross-Up	10

ARTICLE 4 - SECURITY DEPOSIT		10

ARTICLE 5 - UTILITIES AND SERVICES		11
5.1	Electricity	11
5.2	Landlord’s Services	12
5.3	Access and Security	13

ARTICLE 6 - INSURANCE		13
6.1	Required Coverage	13
6.2	Writing and Disposition of Insurance Policies	13
6.3	Mutual Waiver of Subrogation	13
6.4	Blanket Policies	14
6.5	Landlord’s Insurance Covenants	14

ARTICLE 7 - TENANT’S ADDITIONAL COVENANTS		14
7.1	Performing Obligations	14
7.2	Use	15
7.3	Maintenance and Repair	15
7.4	Compliance with Laws	15
7.5	Payment for Tenant’s Work	16
7.6	Indemnity	16
7.7	Personal Property at Tenant’s Risk	17
7.8	Payment of Landlord’s Cost of Enforcement	17
7.9	Yield Up	17

7.10	Subordination	18
7.11	Estoppel Certificates	18
7.12	Nuisance	18
7.13	Changes and Alterations	18
7.14	Financial Statements	20
7.15	Holdover	20

ARTICLE 8 - QUIET ENJOYMENT		21

ARTICLE 9 - DAMAGE AND EMINENT DOMAIN		21
9.1	Fire and Other Casualty	21
9.2	Eminent Domain	22

ARTICLE 10 - DEFAULTS BY TENANT AND REMEDIES		23
10.1	Tenant’s Default	23
10.2	Landlord’s Election	23
10.3	Reimbursement of Landlord’s Expenses	24
10.4	Termination of Right of Possession	24
10.5	Mitigation	25
10.6	Claims in Bankruptcy	25
10.7	Landlord’s Right to Cure Defaults	25
10.8	No Waiver	25
10.8	Late Charge; Default Interest	26

ARTICLE 11 - ASSIGNMENT AND SUBLETTING		26
11.1	Prohibition	26
11.2	Conditions to Consent	26
11.3	Excess Rents	27
11.4	Landlord’s Recapture Right	27
11.5	Assignment or Sublease to an Affiliate	27
11.6	No Waiver	28

ARTICLE 12 - NOTICES		28

ARTICLE 13 - NOTICE OF LEASE		28

ARTICLE 14 - APPLICABLE LAW, SEVERABILITY, CONSTRUCTION		29

ARTICLE 15 - SUCCESSORS AND ASSIGNS, ETC.		29

ARTICLE 16 - LANDLORD’S ACCESS		30

ARTICLE 17 - CONDITION OF PREMISES		30
17.1	As Is	30
17.2	Landlord’s Work	30

ARTICLE 18 - WARRANTY REGARDING BROKER		30

ARTICLE 19 - FORCE MAJEURE		31

ARTICLE 20 - HAZARDOUS MATERIALS		31

ARTICLE 21 - EXTENSION PERIOD		32
20.1	Option to Extend Lease Term	32
20.2	Determination of Option Rent	33
20.3	Annual Increases in Option Rent	33

LEASE

THIS LEASE (the “Lease”) is dated as of the 23rd day of January, 2007 and is entered into by and between Landlord and Tenant named below.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

REFERENCE, DEFINITIONS AND EXHIBITS

1.1 Definitions. Whenever used herein, the following terms shall have the following meanings:

Landlord:	Billtech Equity Partners, LLC, a Delaware limited liability company
Landlord’s
Address:	c/o Everest Partners, LLC
150 East 58th Street
Suite 2000
New York, New York 10155

Landlord’s
Managing Agent:	Everest Partners, LLC
150 East 58th Street
Suite 2000
New York, New York 10155

Landlord’s
Local Massachusetts
Managing Agent:	Everest Partners, LLC
700 Technology Park Drive
Suite 102
Billerica, MA 01821
Tel: 978-564-8002
Fax: 978-564-8003
www.everestllc.com

Tenant:	Danger, Inc., a Delaware corporation

Original Address
of Tenant:	3101 Park Boulevard
Palo Alto, CA 94306

Address of Tenant after Term Commencement Date:	3101 Park Boulevard Palo Alto, CA 94306

Broker:	The Codman Company, Inc. and The Staubach Company

Term Commencement Date:	The later of: (a) March 1, 2007, and (b) the date Landlord delivers possession of the Premises to Tenant, with all Landlord Work substantially completed, subject to Force Majeure and delays caused by Tenant. The Estimated Term Commencement Date is forty-five (45) days after full execution of this Lease.

Rent Commencement Date:	Two (2) months following the Term Commencement Date

Original Lease Term:	Three (3) years and two (2) months from the Term Commencement Date (unless the same is earlier terminated or extended in accordance with the terms and conditions of this Lease).

Option to Extend Original Lease Term:	One (1) option to extend for three (3) years, in accordance with Article 20 hereof.

Lease Term:	The Original Lease Term, as the same may have been extended or earlier terminated, in accordance with the terms and condition of this Lease.

Premises:	The approximately 5,730 square feet of rentable space on the second floor of the Building, as shown on the plan attached hereto as Exhibit A.

Building:	The building containing approximately 43,422 square feet of rentable space located on the Site. The Building is shown on the plan attached hereto as Exhibit B.

Site:	The site located in Billerica, Massachusetts, having an address of 700 Technology Park Drive, Billerica, Massachusetts 01821 and the Building and all improvements and other buildings now or hereafter located thereon (including, without limitation, all driveways, pavement, parking areas, landscaping, and utilities). A legal description of the boundaries of the Site is attached hereto as Exhibit C.

Parking and Loading Docks:	See Section 2.1.

Permitted Uses:	General business office use, and for no other purpose, subject in all cases to applicable Legal Requirements.

Lease Year:	Each of the successive periods of twelve (12) calendar months, beginning with the first day of the first month following the Term Commencement Date (or beginning with the Term Commencement Date, if that is the first day of a month), but if this Lease ends on a day other than the last day of a Lease Year (as defined above), the last Lease Year shall end on the termination date. If the Term Commencement Date is not the first day of a month, the first Lease Year shall include the number of days from the Term Commencement Date through the end of said month.

Tenant’s Proportionate Share:	13.2% (which is calculated by dividing the Premises rentable area by the Building rentable area.)

Landlord’s Mortgagee:	Any party holding a mortgage on the Site including, without limitation, the Premises, given as security for indebtedness owed by Landlord to the holder of the mortgage.

1.2 Effect of Reference to Definitions. Any reference in this Lease to any term defined above shall be deemed, to the extent possible, to mean and include all aspects of the definition set forth above for such term.

1.3 Exhibits. The exhibits listed in this Section and attached to this Lease are incorporated by reference and are a part of this Lease.

Exhibit A:	Plan of Premises

Exhibit B:	Site Plan Showing Building

Exhibit C:	Legal Description of the Boundaries of the Site

Exhibit D:	Landlord’s Work

Exhibit E:	Rules and Regulations

ARTICLE 2

PREMISES, TERM AND COMMENCEMENT OF TERM

2.1 Premises. Landlord hereby leases to Tenant the Premises subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease and all easements, covenants and restrictions appurtenant thereto, if any. Tenant shall have the use, in common with others entitled thereto, of the roadways, driveways, parking areas, sidewalks and all other common areas serving the Building, all subject to reasonable rules and regulations promulgated by Landlord from time to time. In addition, Tenant shall have the right to use, on a first come, first served basis and in common with others entitled thereto, free of charge throughout the Lease Term, the following: (i) parking spaces in the parking area serving the Building, not to exceed a ratio of three (3) parking spaces per 1,000 rentable square feet of Premises; and (ii) one (1) existing loading dock.

2.2 Term. TO HAVE AND TO HOLD the Premises for the Original Lease Term, commencing on the Term Commencement Date, subject to the terms, covenants, agreements and conditions contained in this Lease. Notwithstanding the foregoing, Tenant shall be allowed to access the Premises no earlier than two (2) weeks prior to the Term Commencement Date for the sole purpose of installing furniture, fixtures and equipment in the Premises (the “Installation”); provided, however, that Tenant provides written notice to Landlord of such early occupancy no less than twenty-four (24) hours before such early occupancy. Tenant agrees to access the Premises and perform the Installation subject to the terms and conditions of this Lease, including but not limited to Article 7 of this Lease and the Rules and Regulations set forth in Exhibit E.

2.3 Late Delivery of Premises. Landlord shall use commercially reasonable efforts to deliver possession of the Premises to Tenant in the condition required by this Lease, including without limitation, substantial completion of the Landlord’s Work, on or before the date which is forty-five (45) days after full execution of this Lease. If, despite such efforts, Landlord is unable to deliver such possession by such date, Landlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease. Tenant shall not, however, be obligated to pay Rent or perform any other obligation of Tenant under the terms of this Lease until Landlord delivers possession of the Premises to Tenant, and any period of rent abatement that Tenant would otherwise have enjoyed shall run from the date of delivery of possession and continue for a period equal to what Tenant would otherwise have enjoyed under the terms hereof, but minus any days of delay caused by the acts or omissions of Tenant. If possession of the Premises in the condition required by this Lease is not delivered to Tenant on or before June 1, 2007 (subject to Force Majeure, any delays caused by Tenant and Landlord’s inability, despite its due diligence, to obtain the permits needed to commence and complete Landlord’s Work), Tenant shall have the right and option, upon thirty (30) days’ prior written notice to Landlord and Landlord’s Mortgagee, to cancel this Lease, in which event the parties shall be discharged from all obligations hereunder as of the expiration of such thirty (30) day period unless, on or before the such date, Landlord substantially completes Landlord’s Work. “Substantial completion,” as used herein, shall mean that Landlord’s Work has been completed except for items of work (and, if applicable, adjustment of equipment and fixtures) which can be completed after occupancy has been taken without causing undue interference with Tenant’s use of the Premises (i.e. so called “punch list” items).

ARTICLE 3

RENT, ITS DETERMINATION, COMMENCEMENT AND METHOD OF PAYMENT

3.1 Base Rent. Tenant covenants and agrees to pay, during the Lease Term, to Landlord, or to such other person as Landlord by written notice instructs Tenant to make such payments for Landlord’s benefit and account, without demand (except as otherwise herein specifically provided), at the Address of Landlord set forth in Section 1.1 or at such other place as Landlord may by written notice to Tenant direct, commencing with the Rent Commencement Date, Base Rent, as follows:

Period	Annual Base Rent	Monthly Installment of Base Rent
Months 1-2*	$0	$0
Months 3-12	$91,680.00	$7,640.00
Months 13-24	$94,545.00	$7,878.75
Months 25-38	$97,410.00	$8,117.50

*	Base Rent shall be abated for the first two (2) months of the Lease Term.

The rent shall be paid on the first day of each full calendar month of the Lease Term, and pro rata based on the actual number of days in such month, for any portion of a calendar month included at the beginning or end of the Lease Term, payable on the first day of such month or partial month.

3.2 Additional Rent – Real Estate Taxes. In addition to the Base Rent, Tenant shall also pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of all Real Estate Taxes in excess of Base Year Taxes (the “Tax Obligation”).

(i) For the purposes of this Section 3.2, the following words and terms shall have the following meaning:

(a) “Tax Year” shall mean the twelve-month period commencing July 1st, and each twelve-month period commencing on an anniversary of said date during the term of this lease.

(b) “Base Year Taxes” shall mean the Taxes assessed for the tax fiscal year July 1, 2006 through June 30, 2007 without giving effect to any tax abatement, credit, treaty, refund or other concession. No Real Estate Taxes shall be payable by Tenant for the period beginning on the Commencement Date and ending June 30, 2007.

(c) “Real Estate Taxes” shall mean all taxes including real estate taxes (which term shall include payments in lieu of real estate taxes), assessments, levies, license and permit fees and other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever, which at any time during the Lease Term may be assessed, levied, confirmed, imposed upon, or may become due and payable out of or in respect of, or become a lien upon, all or any portion of the Site (including, without limitation, all improvements thereto) other than: (i) municipal, state and federal income taxes (if any) assessed against Landlord; or (ii) municipal, state or federal capital levy, gift, estate, succession, inheritance or transfer taxes of Landlord; or (iii) corporation excess profits or franchise taxes imposed upon any corporate owner of the Site, provided, however, that if at any time during the Lease Term the methods of taxation prevailing at the commencement of the Lease Term shall be altered so that in lieu of, as a substitute for, or in addition to, the whole or any part of the taxes, assessments, levies or charges now levied, assessed or imposed on real estate and the improvements thereon, there shall be levied, assessed and imposed a tax, assessment, levy, imposition or charge, wholly or partially as a capital levy or otherwise, on the rents received therefrom, or measured by or based in whole or in part upon the Site and imposed upon Landlord, then all such taxes, assessments, levies, impositions or charges or the part thereof so measured or based, shall be deemed to be included within the term “Real Estate Taxes” for the purposes hereof. In addition to the foregoing, the term “Real Estate Taxes” shall include any new tax of a nature not presently in effect, but which may be hereafter levied, assessed, or imposed upon Landlord or all or any portion of the Site, if such tax shall be based on or arise out of the ownership, use or occupation of all or any portion of the Site.

(ii) Landlord may, at its sole discretion, bill Tenant monthly, quarterly, semi-annually or annually for Tenant’s Tax Obligation. Any bill for a month, quarter or half-year may be rendered on an estimated basis. If Landlord shall render a monthly, quarterly or semi-annual bill on account of any Tax Year, then within one hundred eighty (180) days after the close of such Tax Year, Landlord shall render an annual bill for such Tax Year, which annual bill shall make appropriate adjustment as may be necessary to reflect actual Tenant’s actual Tax Obligation during such Tax Year, including, without limitation, any refund that may be due to Tenant, to be taken as a credit against future payments of Additional Rent due hereunder.

(iii) Any bills for Tenant’s Tax Obligation shall be due at the same time and in the same manner as the next monthly installment of Base Rent is due pursuant to Section 3.1, if Landlord has elected to bill Tenant for Tenant’s Tax Obligation on a monthly basis. If, however, Landlord bills Tenant for its Tenant’s Tax Obligation on a quarterly or half-year basis, or if the Lease Term has terminated or expired, then Tenant’s Tax Obligation shall be due within thirty (30) days after receipt by Tenant of a bill therefor.

(iv) Appropriate credit against any Tenant’s Tax Obligation shall be given for any refund obtained by reason of a reduction in any Real Estate Taxes by the courts or other governmental agency responsible therefor. The original computation of Tenant’s Tax Obligation, as well as reimbursement or payments of additional charges, if any, or allowances, if any, under the provisions of this Section 3.2 shall be based on the original assessed valuations, with adjustments to be made at a later date when the tax refund, if any, shall be paid to Landlord by the taxing authority. Expenditures for legal fees and for other similar or dissimilar expenses incurred in obtaining the tax refund shall be charged against the tax refund before the adjustments are made for any Tax Year, but such charges shall in no event exceed the amount of the tax refund.

(v) If the Term Commencement Date or the expiration or earlier termination of the Lease Term occurs in the middle of a Tax Year, subject to 3.2(i)(b), Tenant shall be liable for only that portion of Tenant’s Tax Obligation in respect of said Tax Year represented by a fraction, the numerator of which is the number of days of the herein Lease Term which falls within said Tax Year, and the denominator of which is three hundred sixty-five (365).

(vi) In the event the first day of the Tax Year in the Town of Billerica should be changed after the Term Commencement Date to a day other than July 1 so as to change the twelve (12) month period comprising a Tax Year, in determining Tenant’s Tax Obligation with respect to Real Estate Taxes payable for the period between July 1 and such changed first day of the Tax Year, Tenant’s Tax Obligation shall be multiplied by a fraction, the numerator of which shall be the number of days elapsing during such period, and the denominator of which shall be three hundred sixty-five (365).

(vii) Any obligation of Tenant or Landlord under this Section 3.2 which shall not have been paid at the expiration of the Lease Term shall survive such expiration and shall be paid when and as the amount of same shall be determined to be due.

3.3. Additional Rent – Operating Expenses. In addition to the Base Rent, Tenant shall also pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of all Operating Expenses over Base Year Operating Expenses (the “Operating Expense Obligation”).

(i) For the purposes of this Section 3.3, the following words and terms shall have the following meaning:

(a) “Computation Year” shall mean each calendar year beginning with calendar year 2008.

(b) “Base Year Operating Expenses” shall mean Operating Expenses for the period January 1, 2007 through December 31, 2007. No Operating Expenses shall be payable by Tenant for the period beginning on the Commencement Date and ending December 31, 2007.

(c) “Operating Expenses” shall mean the aggregate expenses incurred by Landlord in the operation, maintenance and management of the Site during the Lease Term including, without limitation, the following: (i) utilities supplied to the Site (to the extent the same are not being paid directly by Tenant or other tenants of the Building); (ii) “fringe” benefits for employees or contractors engaged on a full-time basis in connection with servicing the Site and payroll taxes, workmen’s compensation insurance premiums and similar costs with respect thereto, and an appropriate portion of same with respect to employees or contractors on a part-time basis; (iii) all insurance obtained by Landlord relating to or otherwise in connection with its ownership or the operation, rental, or management of the Site, the foregoing to include without limitation any liability insurance, rent loss insurance, and any other insurance required by Landlord’s Mortgagee; (iv) services obtained for the benefit of the Site (including, without limitation, snow removal and grounds maintenance); (v) repairs, replacement, repainting, maintenance, supplies and the like for the Site, subject to the exceptions set forth in Section 5.2; (vi) management fees equal to five percent (5%) of gross rentals from the Building per annum;

(vii) legal fees and expenses, excluding any legal fees incurred by Landlord in connection with Landlord’s dealings with any specific tenant of the Building, and any consulting fees and expenses in connection with any reduction of any Operating Expenses or Real Estate Taxes; (viii) auditing fees and expenses; and (ix) depreciation (on a straight line basis) for capital replacements and improvements made by Landlord which are required in the ordinary course of maintaining the Site or Building or which are projected by Landlord to reduce the Operating Expenses thereof, the cost of which shall be amortized over the useful life of the capital replacement or improvement in accordance with generally accepted accounting principles. Notwithstanding the foregoing, the following items shall be excluded from “Operating Expenses”: (i) loan fees, principal or interest payments on any mortgages or other financing arrangements, (ii) leasing commissions, (iii) depreciation for the Site; (iv) capital expenditures, as defined under generally accepted accounting principles, other than as set forth in clause (ix) above; (v) ground rent under ground leases; (vi) utility charges payable by Tenant directly to the applicable provider, (vii) any costs, fines or penalties incurred due to violations by Landlord of any Legal Requirements, this Lease or any other lease in the Building, or due to Landlord’s negligence or willful misconduct, or for the late payment of any obligation of Landlord; (viii) costs covered by any guarantee or warranty; (ix) marketing costs; (x) services or work provided to other tenants but not to Tenant without an additional charge; (xi) the cost of preparing space for occupancy by tenants, (xii) costs reimbursed by insurance proceeds (excluding deductible amounts), (xiii) attorneys’ fees, costs, disbursements, and other expenses incurred in connection with negotiations or disputes with tenants, or in connection with leasing, renovating, or improving space for tenants or other occupants or prospective tenants or other occupants of the Building, (xiv) costs with respect to the creation of a mortgage or a superior lease or in connection with a sale of the Building or the Site, (xv) Landlord’s or Landlord’s property manager’s corporate general overhead or corporate general administrative expenses (specifically excluding any property management fees), (xvi) costs of any service sold to any tenant (including Tenant) or other occupant for which Landlord is entitled to be reimbursed as an additional charge or rental over and above the basic rent and escalations payable under the lease with that tenant, (xvii) overhead profit increments paid to Landlord’s subsidiaries or affiliates for management or other services on or to the Building or for supplies or other materials to the extent that the cost of the services, supplies, or materials exceeds the cost that would have been paid had the services, supplies, or materials been provided by unaffiliated parties on a competitive basis, (xviii) the cost of correcting any building code or other violations which were violations prior to the Commencement Date of this Lease, or costs of alterations required by a change in any Legal Requirements, (xix) the cost of containing, removing, or otherwise remediating any contamination of the Site (including the underlying land and ground water) by any toxic or hazardous materials (including, without limitation, asbestos and “PCB’s”) where such contamination was not caused by Tenant, (xx) costs for sculpture, paintings, or other objects of art (and insurance thereon or extraordinary security in connection therewith), (xxi) wages, salaries, or other compensation paid to any executive employees above the grade of property manager, (xxii) the cost of replacing (as opposed to maintaining and repairing) the roof and the structural components of the Premises and the Building or any of the parking areas at the Site.

(ii) Landlord may, at its sole discretion, bill Tenant monthly, quarterly, semi-annually or annually for Tenant’s Operating Expense Obligation. Any bill for a month, quarter or half-year may be rendered on an estimated basis. Any estimated bill need not include all of the items mentioned in Section 3.3(i)(a). Any annual bill shall be rendered on the basis of actual costs only. If Landlord shall render a monthly, quarterly or semi-annual bill on account of any Computation Year, then, within one hundred eighty (180) days after the close of such Computation Year, Landlord shall render an annual bill for such year which annual bill shall make all adjustments as may be necessary to reflect actual changes during that year including, without limitation, any refund that may be due to Tenant, to be taken as a credit against future payments of Additional Rent due hereunder. All bills for Tenant’s Operating Expense Obligation shall be due at the same time and in the same manner as the next monthly installment of Base Rent is due pursuant to Section 3.1, if Landlord has elected to bill Tenant for Tenant’s Tax Obligation on a monthly basis. If, however, Landlord bills Tenant for its Tenant’s Operating Expense Obligation on a quarterly or half-year basis, or if the Lease Term has terminated or expired, then Tenant’s Operating Expense Obligation shall be due within thirty (30) days after receipt by Tenant of a bill therefor.

(iii) If the Term Commencement Date or the expiration or earlier termination of the Lease Term occurs in the middle of a Computation Year, Tenant shall be liable for only that portion of Tenant’s Operating Expense Obligation in respect of such Computation Year represented by a fraction, the numerator of which is the number of days of the herein term which falls within the Computation Year, and the denominator of which is three hundred sixty-five (365).

(iv) Any obligation of Tenant or Landlord under this Section 3.3 which shall not have been paid at the expiration of the Lease Term shall survive such expiration and shall be paid when and as the amount of same shall be determined to be due.

3.4 Audit Right. Provided that Tenant shall have first paid all amounts due and payable by Tenant pursuant to this Article 3, Tenant shall have the right, at its own cost and expense, to audit or inspect Landlord’s records with respect to Operating Expenses and Real Estate Taxes, as well as all other Additional Rent payable by Tenant hereunder for any Computation Year. Tenant shall give Landlord not less than thirty (30) days prior written notice of its intention to conduct any such audit. Any such audit shall be conducted on behalf of Tenant by an independent certified public accountant whose compensation with respect to such audit is not on a contingency basis. Landlord shall cooperate with Tenant during the course of such audit, which shall be conducted during normal business hours in Landlord’s headquarters’ office. Landlord agrees to make such personnel available to Tenant as is reasonably necessary for Tenant, or for Tenant’s employees and or agents to conduct such audit. Tenant and its employees, agents, contractors, representatives, consultants, accountants and attorneys shall use their best efforts to keep the results of any such inspection strictly confidential. If such audit reveals that an error was made in the Operating Expenses and Real Estate Taxes previously charged to Tenant for the Computation Year in question, then Landlord shall provide Tenant with a credit against future payments of Additional Rent in the amount of such overpayment, or Tenant shall pay to Landlord any underpayment of any such costs within thirty (30) days after notification thereof. Tenant may not conduct an inspection or have an audit performed more than once during any Computation Year. Failure of Tenant to provide Landlord with a written request to review such books and records within six (6) months after receipt of expense reconciliation with respect to each respective Computation Year shall be deemed a waiver of Tenant’s rights hereunder with respect to such Computation Year. Failure of Tenant to provide

Landlord with the results of Tenant’s audit within sixty (60) days of Tenant’s review of Landlord’s books and records shall be deemed a waiver of Tenant’s rights hereunder with respect to such Computation Year.

3.5 Rent. References in this Lease to “Rent” or “rent” shall be deemed to include both Base Rent and Additional Rent when the context so allows. All monetary obligations of Tenant under this Lease, except for the obligation to pay Base Rent, shall be deemed obligations to pay Additional Rent, unless such presumption is repugnant to the context.

3.6 Independent Covenants. Each covenant, agreement, obligation and/or other provision in this Lease to be performed on Tenant’s part shall be deemed and construed to be a separate and independent covenant of Tenant and not dependent on any other provision of this Lease.

3.7 Gross-Up. If the Building is not fully occupied during any calendar year period (including any calendar year(s) falling within the Base Year), then the variable portion of Operating Expenses for such period shall be deemed to be equal to the total of the variable portion of Operating Expenses which would have been incurred by Landlord if ninety-five percent (95%) percent of the rentable area of the Building had been occupied for the entirety of such calendar year with all tenants paying full rent, as contrasted with free rent, half rent or the like.

ARTICLE 4

SECURITY DEPOSIT

Upon the execution and delivery of this Lease, Tenant shall deliver to Landlord a security deposit in the amount of Sixteen Thousand Two Hundred Thirty-Five and 00/100 Dollars ($16,235.00) (the “Security Deposit”). Landlord shall hold the same throughout the Lease Term as security for the performance by Tenant of all obligations on the part of Tenant hereunder. Landlord shall have the right from time to time, without prejudice to any other remedy Landlord may have on account thereof, to apply such Security Deposit, or any part thereof, to Landlord’s damages arising from, or to cure, any default by Tenant of its obligations hereunder beyond the expiration of any applicable grace periods. If Landlord shall so apply any or all of such Security Deposit, Tenant shall immediately upon demand deposit with Landlord the amount so applied to be held as security hereunder. Landlord shall return the Security Deposit, or so much thereof as shall have theretofore not been applied in accordance with the terms of this Section 4.1, to Tenant on the expiration or earlier termination of the Lease Term and the surrender of possession of the Premises by Tenant to Landlord at such time, provided that there is then existing no default of Tenant (nor any circumstance which, with the passage of time or the giving of notice, or both, would constitute a default of Tenant). While Landlord holds such Security Deposit, Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. If Landlord conveys Landlord’s interest under this Lease, the Security Deposit, or any part thereof not previously applied, shall be turned over by Landlord to Landlord’s grantee, and, if so turned over, Tenant agrees to look solely to such grantee for proper application of the Security Deposit in accordance with the terms of this Article 4, and the return thereof in accordance herewith.

ARTICLE 5

UTILITIES AND SERVICES

5.1 Electricity. It is hereby acknowledged that the Premises are not currently separately metered, and Tenant hereby agrees to pay to Landlord $2.05 per annum per rentable square foot of the Premises for electricity for lights, outlets consumed at the Premises and the heating, ventilating, and air-conditioning (“HVAC”) distribution to the Premises during normal business hours, which amount may be increased from time to time to an amount not to exceed the actual increase in the cost of electricity charged by the utility company, such payment to be made in the same manner and simultaneously with the payment of Rent hereunder. At Landlord’s cost, Landlord reserves the right to separately meter electricity service to the Premises in the future during the Term in which case Tenant would pay the utility company directly for such electricity in lieu of paying the electricity charge described above. Except as specifically provided in this Lease, Landlord shall be under no obligation to furnish any utilities or services to the Premises and shall not be liable for any interruption or failure in the supply of any such utilities or services to the Premises. Tenant acknowledges that such HVAC distribution referenced above shall be provided during normal business hours. At Tenant’s written request, Landlord shall provide additional HVAC distribution to the Premises for an additional cost of $50.00 per hour.

Notwithstanding anything contained in this Lease to the contrary, if (i) an interruption or curtailment, suspension or stoppage of an Essential Service (as said term is hereinafter defined) shall occur, except any of the same due to any act or neglect of Tenant or Tenant’s agents employees, contractors or invitees or any person claiming by, through or under Tenant (any such interruption of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption occurs or continues as a result of the gross negligence or a wrongful conduct of the Landlord or Landlord’s agents, servants, employees or contractors, and (iii) such Service Interruption continues for more than seven (7) consecutive business days after Landlord shall have received notice thereof from Tenant, and (iv) as a result of such Service Interruption, the conduct of Tenant’s normal operations in the Premises is materially and adversely affected, then there shall be an abatement of one day’s Base Rent and Additional Rent for each day during which such Service Interruption continues after such seven (7) business day period; provided, however, that if any part of the Premises is reasonably useable for Tenant’s normal business operations or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of each daily abatement of Base Rent and Additional Rent shall only be proportionate to the nature and extent of the interruption of Tenant’s normal operations or ability to use the Premises. The rights granted to Tenant under this paragraph shall be Tenant’s sole and exclusive remedy resulting from a failure of Landlord to provide services, and Landlord shall not otherwise be liable for any loss or damage suffered or sustained by Tenant resulting from any failure or cessation of services. For purposes hereof, the term “Essential Services” shall mean access to the Premises and electricity, but only to the extent that Landlord has an obligation to provide same to Tenant under this Lease. Any abatement of Base Rent under this paragraph shall apply only with respect to Base Rent allocable to the period after each of the conditions set forth in subsections (i) through (iv) hereof shall have been satisfied and only during such times as each of such conditions shall exist.

5.2 Landlord’s Services. Landlord, during the Lease Term, shall provide the following services, the cost of which shall be included in the Operating Expenses (except to the extent specifically excluded herein or under Section 3.3(i)(c):

(i)	the repair, maintenance and replacement (when necessary or appropriate) of the structural and mechanical components of the Premises and Building, including the roof structure and membrane, the foundation, the exterior walls and all other structural elements of the Building, all mechanical, electrical, plumbing and life-safety systems and all exterior glass (but specifically excluding all interior glass); provided, however, that notwithstanding anything to the contrary contained herein, the cost of replacing (as opposed to maintaining and repairing) the structural components of the Premises and Building shall not be included in Operating Expenses or otherwise charged to Tenant;

(ii)	the maintenance of the landscaping on the Site;

(iii)	the maintenance, repair and replacement (when necessary or appropriate) of the parking areas located on the Site; provided, however, that notwithstanding anything to the contrary contained herein, the cost of replacing (as opposed to maintaining and repairing) such parking areas shall not be included in Operating Expenses or otherwise charged to Tenant;

(iv)	the removal of snow and ice from the parking areas, driveways and walkways located on the Site;

(v)	the insurance which Landlord is required to maintain on the site pursuant to Article 6 below;

(vi)	the management of the Site; and

(vii)	exterior lighting and repair and replacement thereof;

(viii)	janitorial services Monday through Friday, excluding holidays;

(ix)	the replacement of all light bulbs and ballasts in the Premises, as necessary; provided, however, that the cost thereof shall not be included in Operating Expenses but shall be charged to Tenant directly; and

(x)	subject to Section 5.1, HVAC, electricity and water to the Premises and Building.

Landlord shall never be liable for damages caused by its failure to make any repairs required hereunder, provided that Landlord has used reasonable efforts to attempt to have such repair made, after having been notified by Tenant that such repair must be made promptly and that Tenant will be damaged by the failure to make such repairs promptly.

5.3 Access and Security. Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week, fifty-two (52) weeks per year. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for security for the Premises.

ARTICLE 6

INSURANCE

6.1 Required Coverage. Tenant covenants and agrees with Landlord that during the Lease Term the following insurance shall be obtained by Tenant and carried at Tenant’s sole expense:

(a)	Tenant’s commercial general liability insurance insuring Tenant against liability for injury to persons and damage to property which may be claimed to have arisen out of Tenant’s business operations or its use or occupancy of the Premises or Building, including contractual liability coverage, and with limits at least equal to $2,000,000.00 per occurrence and $2,000,000.00 in the aggregate, or such higher limits in any case as may be customarily carried in Massachusetts by prudent occupants of similar property.

(b)	Worker’s Compensation covering all Tenant’s employees working on the Premises, as required by law.

(c)	Such additional insurance (including, without limitation, business interruption insurance) as Landlord or Landlord’s Mortgagee shall reasonably require, provided that such insurance is in an amount and of the type customarily carried in Massachusetts by prudent occupants of similar property.

At Tenant’s election, any of the above coverages may be provided by any combination of primary or excess insurance policies.

6.2 Writing and Disposition of Insurance Policies. All insurance required under Section 6.1 above shall be written with companies with ratings by A.M. Best Company of A-VIII or higher and in forms customarily in use from time to time in the Greater Boston area. Tenant shall furnish Landlord certificates of insurance evidencing such coverage on or before the Term Commencement Date. Such certificates shall provide that the coverage thereunder may not be canceled without thirty (30) days prior written notice to Landlord, Landlord’s property manager, Landlord’s Mortgagee (the name and address of which Landlord has provided to Tenant) and Tenant. Tenant agrees that any commercial general liability insurance which Tenant may carry with respect to the Premises shall list Landlord and Landlord’s Mortgagee (the name and address of which Landlord has provided to Tenant) as additional insureds.

6.3 Mutual Waiver of Subrogation. Landlord agrees to insure the Building and Premises (excluding the Tenant’s Property, as defined below) in accordance with Section 6.5 and Landlord’s personal property including its business papers, furniture, fixtures, and equipment (collectively, “Landlord’s Property”). Accordingly, Landlord agrees that Tenant will have no liability to Landlord in the event that Tenant damages or destroys, negligently or otherwise, all or any part of Landlord’s Property. Landlord will cause to be placed in its insurance policies covering Landlord’s Property a waiver of subrogation so that its insurance company will not become subrogated to Landlord’s rights and will not be able to proceed against Tenant in connection with any such damage or destruction. Tenant agrees to insure its personal property, including its business papers, furniture, fixtures, and equipment (collectively, “Tenant’s Property”). Accordingly, Tenant agrees that Landlord will have no liability to Tenant in the event Landlord damages or destroys, negligently or otherwise, all or any part of Tenant’s Property. Tenant will cause to be placed in its insurance policies covering Tenant’s Property a waiver of subrogation so that the insurance company will not become subrogated to Tenant’s rights and will not be able to proceed against Landlord in connection with any such damage or destruction. Landlord and Tenant, therefore, each hereby release the other, its officers, directors, employees and agents, from any and all liability or responsibility (to the other or anyone claiming through or under them by way of subrogation or otherwise) for any loss or damage to property covered by valid and collectible insurance (or which would have been covered by such insurance had the releasing party obtained the insurance required under this Lease), even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible. Landlord and Tenant each agree that any fire and extended coverage insurance policies will include a clause or endorsement to the effect that any such release shall not adversely affect or impair said policies or prejudice the right of the releaser to recover thereunder, as long as the same shall be obtainable without extra costs, or, if extra cost shall be charged therefor, so long as the other party pays such extra cost. If extra cost shall be chargeable therefor, each party shall advise the other party and of the amount of the extra cost, and the other party, at its election, may pay the same, but shall not be obligated to do so.

6.4 Blanket Policies. Nothing contained herein shall prevent Tenant from taking out insurance of the kind and in the amounts provided for herein under a blanket insurance policy or policies covering properties other than the Premises, provided however, that any such policy or policies of blanket insurance shall, as to the Premises, comply as to endorsements and coverage with the provisions herein.

6.5 Landlord’s Insurance Covenant. Landlord covenants and agrees that, during the Lease Term, it shall obtain all risk insurance against damage by fire or other casualty in an amount equal to the replacement cost of the Building and Premises as reasonably determined from time to time by Landlord. Tenant’s Proportionate Share of the cost of such insurance shall be paid by Tenant as an Operating Expense.

ARTICLE 7

ADDITIONAL COVENANTS

Tenant covenants and agrees during the Lease Term and such further time as Tenant occupies the Premises or any part thereof:

7.1 Performing Obligations. To perform fully, faithfully and punctually all of the obligations of Tenant set forth in this Lease; and to pay when due Rent and all charges, rates and other sums which by the terms of this Lease are to be paid by Tenant.

7.2 Use. To use the Premises only for the Permitted Uses, and for no other purposes, without the written consent of Landlord, which consent shall not be unreasonably withheld.

7.3 Maintenance and Repair. At Tenant’s expense, and except for reasonable wear and tear and damage from fire or other casualty, to keep the Premises, including, without limitation, all interior glass, all utilities, pipes, conduits, drains, and other installations located within the Premises, clean, neat and in good order, repair and condition. Tenant shall keep the Premises and such installations in as good condition, order and repair as the Premises and such installations are at the Term Commencement Date or such better condition as the Premises or such installations thereafter may be put, reasonable wear and use and damage by fire or other casualty only excepted, it being understood that the foregoing exception for reasonable wear and use shall not relieve Tenant from the obligation to keep the Premises and such installations in good order, repair and condition including, without limitation, all necessary and ordinary non-structural repairs, replacements and the like. Landlord agrees to maintain and repair the HVAC exclusively servicing the Premises. If any HVAC unit exclusively servicing the Premises or any major component thereof such as the compressor or the fan motor needs to be replaced during the Lease Term, Landlord shall be responsible for such replacement, and the entire cost thereof shall be amortized on a straight line basis over a period equal to the useful life thereof for federal income tax purposes and charged to Tenant to the extent of the amortized amount falling within the then remaining Lease Term. Tenant also agrees to abide by reasonable and non-discriminatory rules and regulations which may be adopted by Landlord from time to time, including the Rules and Regulations attached hereto as Exhibit E.

7.4 Compliance with Laws. At Tenant’s sole cost and expense, to comply promptly with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, departments, commissions, boards and officials, foreseen and unforeseen, ordinary as well as extraordinary, which may be applicable to the Premises or to Tenant’s use, occupancy or presence in or at the Premises or the Site, including, as to Tenant’s use of the Premises or as a result of any alterations or additions made by or on behalf of Tenant, except for Landlord’s Work, the Americans with Disabilities Act (“ADA”) and all laws with respect to the handling, storage and disposal of hazardous materials (“Legal Requirements”), except that Tenant may defer compliance so long as the validity of any such Legal Requirement shall be contested by Tenant in good faith and by appropriate legal proceedings, and:

(a)	If by the terms of such Legal Requirement, compliance therewith pending the prosecution of any such proceeding may legally be delayed without the incurrence of any lien, charge or liability of any kind against the Premises or Site and without subjecting Tenant or Landlord to any liability, civil or criminal, for failure so to comply therewith, Tenant may delay compliance therewith until the final determination of such proceeding, or

(b)

If any lien, charge or civil liability would be incurred by reason of any such delay, Tenant nevertheless may contest as aforesaid and delay as aforesaid, provided that such delay would not subject Landlord to criminal liability or fine, and Tenant (i) furnishes to Landlord security, reasonably satisfactory to Landlord, against any loss or injury by reason of such contest or delay, and (ii) prosecutes the contest with due diligence; and

(c)	Such delay in compliance will not constitute a default by Landlord under any lease, mortgage or other agreement, will not affect the use of all or any portion of the Site by Landlord or any tenant of the Site, and will not adversely affect the sale, leasing, or refinancing of all or any portion of the Site.

Notwithstanding the foregoing, Landlord shall be responsible for compliance of the Building as initially constructed and the Premises as of the Commencement Date, with all applicable Legal Requirements, including, without limitation, the ADA, and Landlord hereby covenants and agrees to indemnify, defend, and hold Tenant harmless from, any and all costs, damages, claims, liability, judgments, expenses, reasonable attorneys’ fees, and penalties which may arise out of any actual or alleged violations of such legal Requirements or the ADA with respect to the initial construction of the Premises (sometimes herein referred to as the “Landlord’s Work”). During the Term of the Lease, Landlord shall bear the responsibility and cost of complying with the ADA with respect to the common areas and with respect to the Building’s structure and the Building’s utility and life-safety systems, other than compliance that is necessitated by Tenant’s use of the Premises or as a result of any alterations or additions made by or on behalf of Tenant, except for Landlord’s Work.

Notwithstanding anything in this Lease to the contrary, in no event shall Tenant be responsible for any alterations to the Premises required due to a change in Legal Requirements at any time during the Lease Term, either directly or as part of Operating Expenses, other than compliance that is necessitated by Tenant’s use of the Premises or as a result of any alterations or additions made by or on behalf of Tenant, except for Landlord’s Work.

7.5 Payment for Tenant’s Work. To pay promptly when due the entire cost of any work at or on the Premises undertaken by Tenant so that the Premises shall at all times be free of liens for labor and materials; promptly to clear the record of any notice of any such lien; to procure all necessary permits and before undertaking such work; to do all of such work in a good and workmanlike manner, employing materials of good quality and complying with all governmental requirements; and to save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work, except to the extent such loss, claim or damage is caused by the gross negligence of Landlord, its agents or employees.

7.6 Indemnity. Subject to Section 6.3, to save Landlord harmless and indemnified from, and to defend Landlord against, all injury, loss, claims or damage (including reasonable attorneys’ fees) to any person or property while on the Premises unless arising from any omission, fault, negligence or other misconduct of Landlord, or its agents, servants, employees, or contractors; and to save Landlord harmless and indemnified from, and to defend Landlord against, all injury, loss, claims or damage (including reasonable attorneys’ fees) to any person or property anywhere occasioned by any omission, neglect or default of Tenant or Tenant’s agents, servants, employees, contractors, guests, invitees or licensees.

Landlord covenants and agrees during the Lease Term and such further time as Tenant occupies the Premises or any part thereof, subject to Section 6.3, to save Tenant harmless and indemnified from, and to defend Tenant against, all injury, loss, claims or damage (including reasonable attorneys’ fees) arising from (i) any willful, negligent or tortious act or omission on the part of Landlord, its agents, contractors, or employees; or (ii) any failure on the part of Landlord to perform or comply with any of the covenants, agreements, terms, provisions, conditions or limitations contained in this Lease on its part to be performed or complied with.

7.7 Personal Property at Tenant’s Risk. That all of Tenant’s personal property, equipment, inventory and the like from time to time upon the Premises shall be at the sole risk of Tenant; and that Landlord shall not be liable for any damage which may be caused to such property or the Premises or to any person for any reason including, without limitation, the bursting or leaking of or condensation from any plumbing, cooling or heating pipe or fixture, except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents and employees and not covered by insurance carried or required to be carried by Tenant under the Lease.

7.8 Payment of Landlord’s Cost of Enforcement. To pay on demand Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease, provided that Landlord is successful in enforcing such obligation or has a right under this Lease to cure such default.

7.9 Yield Up. At the termination of this Lease, peaceably to yield up the Premises clean and in good order, repair and condition and in compliance with all applicable Legal Requirements (except to the extent Landlord was required hereunder to comply with such Legal Requirements), reasonable wear and tear and damage by fire or casualty excepted, and to deliver to Landlord all keys to the Premises or any part thereof. Any alteration, addition or improvement in, on, or to the Premises made or installed by Tenant shall become a part of the realty and belong to Landlord without compensation to Tenant upon the expiration or sooner termination of the Term, at which time title shall pass to Landlord under this Lease as if by a bill of sale, unless Landlord elects otherwise and notifies Tenant at the time of installation to remove any such tenant improvements prior to the expiration of the Lease Term. Notwithstanding the foregoing, any and all trade equipment (including but not limited to manufacturing and processing equipment), trade fixtures, furniture, data lines, inventory and business equipment shall remain Tenant’s property and shall be removed by Tenant at the expiration or earlier termination of this Lease. Upon demand by Landlord, Tenant shall remove, at Tenant’s sole cost and expense, forthwith and with all due diligence (but in any event prior to the expiration or earlier termination of the Lease Term), any such alterations, additions or improvements which are designated by Landlord to be removed at the time of installation, and Tenant shall forthwith and with all due diligence, at its sole cost and expense, repair any damage to the Premises or the Building or Site caused by such removal. In the event Tenant fails so to remove any such alterations, additions and improvements or fails to repair any such damage to the Premises, the Building or the Site, Landlord may do so and collect from Tenant the cost of such removal and repair in accordance with Section 7.8 hereof.

7.10 Subordination. Upon the request of Landlord, to execute and deliver all such instruments as may reasonably be requested to subordinate this Lease to any mortgages or deeds of trust securing notes or bonds executed by Landlord and to all advances made thereunder and to the interest thereon and all renewals, replacements and extensions thereof, provided that Landlord first obtains from Landlord’s Mortgagee and delivers to Tenant a written agreement that provides substantially that so long as no Event of Default has occurred and is then continuing and so long as Tenant performs its obligations under this Lease, no foreclosure of, deed given in lieu of foreclosure of, or sale under the encumbrance, and no steps or procedures taken under the encumbrance, shall affect Tenant’s rights hereunder. Landlord’s Mortgagee may at any time subordinate its mortgage or deed of trust to this Lease, without Tenant’s consent, by notice in writing to Tenant and thereupon this Lease shall be deemed prior to such mortgage or deed of trust without regard to their respective dates of execution, delivery and recording; and in that event such mortgagee or trustee shall have the same rights with respect to the Lease as though it had been executed and delivered (and notice thereof recorded) prior to the execution and delivery and recording of the mortgage or deed of trust. Landlord agrees to use commercially reasonable efforts to obtain a subordination and non-disturbance agreement from the present mortgagee of record in a form reasonably satisfactory to Tenant, provided, however, that Landlord shall not be required to expend any funds in connection therewith.

7.11 Estoppel Certificates. From time to time, upon not less than fifteen (15) days prior written request by Landlord, to execute, acknowledge and deliver to Landlord, for delivery to a prospective purchaser or mortgagee of the Premises or the Site or to any assignee of any mortgage of the Premises or the Site, a statement in writing certifying: (a) that this Lease is unamended (or, if there have been any amendments, stating the amendments); (b) that it is then in full force and effect, if that be the fact; (c) the dates to which Rent and any other payments to Landlord have been paid; (d) any defenses, offsets and counterclaims which Tenant, at the time of the execution of said statement, believes that Tenant has with respect to Tenant’s obligation to pay Rent and to perform any other obligations under this Lease or that there are none, if that be the fact; and (e) such other data as may reasonably be requested. Any such statement may be relied upon by such prospective purchaser or mortgagee of the Premises, or portion thereof, or any assignee of any mortgagee of the Premises, or portion thereof.

7.12 Nuisance. At all times during the Lease Term and such further time as Tenant occupies the Premises, not to injure, overload, deface or otherwise harm the Premises; nor commit any nuisance; nor to do or suffer any waste to the Premises; nor permit the emission of any objectionable noise or odor; nor make any use of the Premises which is improper, or contrary to any Legal Requirement or which will invalidate any insurance policy covering the Premises or any portion thereof, including, without limitation, the handling, storage and disposal of any hazardous material.

7.13 Changes and Alterations. Except as otherwise explicitly set forth herein, Tenant shall have no authority, without the express written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, to alter, remodel, reconstruct, demolish, add to, improve or otherwise change the Premises, except that Tenant shall have such authority, without the consent of Landlord, to make repairs to the Premises and do such things as are appropriate to comply with the obligations imposed on Tenant under other provisions of this Lease and to make “minor alterations” as set forth below.

Tenant shall not construct or permit any alterations, installations, additions or improvements including any interior or exterior signs (“Alterations”) to the Premises or the Building without having first submitted to Landlord plans and specifications therefor for Landlord’s approval, which approval shall not be unreasonably withheld or delayed provided that:

(a)	if the improvement involves a sign or will otherwise be visible from the exterior, then the improvement must be reasonably compatible with the architectural and aesthetic qualities of the Premises and the Site. Landlord shall, at its cost, install building standard signage in the lobby of the Building and at the entrance to the Premises; and

(b)	the improvement must be non-structural and have no effect on the plumbing, heating and cooling, mechanical, electrical or other systems or services in the Premises, and the improvement (except for signs) must be entirely within the Premises; and

(c)	the change, when completed, will not adversely affect the value of the Premises or the Site; and

(d)	Tenant demonstrates to Landlord’s satisfaction that the improvement will be made in accordance with all applicable Legal Requirements, using good quality materials and good quality construction practices, and will not result in any liens on the Premises; and

(e)	as soon as such work is completed, Tenant will have prepared and provide Landlord with “as-built” plans (in form acceptable to Landlord) showing all such work; and

(f)	Tenant will comply with any rules or requirements reasonably promulgated by Landlord in connection with the doing of any work, and if requested by Landlord, Tenant will obtain and maintain Builder’s Risk insurance in connection with such work.

Tenant shall have the right to make “minor alterations” from time to time in the Premises without obtaining Landlord’s prior written consent therefor, provided that all of such work is non-structural, conforms to all of the above requirements in all respects except for (e), and further provided that Tenant provides Landlord with a written description of such work (and such other data as Landlord may request) prior to commencing any such alteration, and further provided that the aggregate cost of such minor alterations may not exceed $10,000 in any twelve (12) month period.

Notwithstanding anything to the contrary herein, but subject to the requirements of this Section 7.13 (including, without limitation, the requirement that Tenant obtain the prior written consent of Landlord to any such installation, which consent shall not be unreasonably withheld or delayed), Tenant may install, maintain, and replace, in a location to be mutually agreed upon by Landlord and Tenant on the roof of the Building or on the Site, a satellite communications dish and antenna and related equipment. Tenant shall do so at its sole cost and expense and in accordance with all applicable Legal Requirements, and shall defend, indemnify and hold Landlord harmless from and against any claims, costs or expenses incurred by Landlord as a result of such installation, maintenance or replacement by Tenant. At Landlord’s request, Tenant shall coordinate any such roof installation hereunder with Landlord’s roofing contractor. Tenant shall give prior written notice to Landlord of any work by Tenant which shall involve any penetration of the roof, and Landlord, or Landlord’s contractor, shall be present during any such work. Tenant shall deliver to Landlord evidence reasonably satisfactory to Landlord that any roof-mounted equipment is properly secured so as to withstand snow and wind. Any such satellite dish and related equipment and cabling shall remain the property of Tenant during the Lease Term and after the expiration thereof and shall be removed by Tenant at the expiration of the Lease Term in accordance with Section 7.9.

7.14 Financial Statements. So long as Tenant is a corporation whose stock is traded on a public exchange, Tenant shall not be required to furnish Landlord with financial statements. Tenant’s statement of net worth, as reported in its annual report to its shareholders or in any forms required to be submitted to the Securities and Exchange Commission, shall be acceptable in lieu of any financial statements otherwise required hereunder and shall be conclusive with respect to the items reported therein. In the event that Tenant’s stock is not traded on a public exchange, at Landlord’s request, Tenant shall deliver to Landlord a copy, certified by an officer of Tenant as being a true and correct copy, of Tenant’s most recent audited financial statement, or, if unaudited, certified by Tenant’s chief financial officer, as being true, complete and correct in all material respects. Notwithstanding the foregoing, Landlord shall not request financial statements more than once in each consecutive twelve (12) month period during the Term unless (i) Tenant is in default beyond any applicable notice and cure periods, (ii) Landlord reasonably believes that there has been a material adverse change in Tenant’s financial position since the last financial statement provided to Landlord, and/or (iii) requested (a) in connection with a proposed sale or transfer of the Building by Landlord, or (b) by an investor of Landlord, any Landlord Entity or any lender or proposed lender of Landlord or any Landlord Entity. In addition, so long as Tenant is a publicly traded company on an “over-the-counter” market or any recognized national or international securities exchange, the foregoing shall not apply so long as Tenant’s current public annual report (in compliance with applicable securities laws) for such applicable year is available to Landlord in the public domain. Landlord and its employees, agents, officers, members, partners, shareholders, contractors, representatives, consultants, accountants and attorneys shall use their best efforts to keep the contents of any such financial statement strictly confidential.

7.15 Holdover. If Tenant remains in the Premises beyond the expiration of the Lease Term, or sooner following an early termination as provided for herein, such holding over shall not be deemed to create any tenancy, but Tenant shall be a tenant at sufferance only subject to all of Tenant obligations set forth herein, but at a daily rate equal to one hundred fifty percent (150%)

of the Base Rent, the cost of electricity and all other utilities supplied to the Premises, and all other charges provided for under this Lease with respect to the first sixty (60) days of such holdover period and at a daily rate equal to two hundred percent (200%) of the Base Rent, the cost of electricity and all other utilities supplied to the Premises, and all other charges provided for under this Lease thereafter. The acceptance of a purported rent check following termination shall not constitute the creation of a tenancy at will, it being agreed that Tenant’s status shall remain that of a tenant at sufferance, at the aforesaid daily rate. Any reference in this Lease to Tenant’s obligations continuing during the period of any holdover shall not be deemed to grant Tenant the right to a holdover or imply Landlord’s consent to any such holdover. In addition, Tenant shall be liable for all costs, claims, liabilities and damages arising from or in any manner related to any such holdover including, without limitation, damages payable to the subsequent tenant and related to the loss of a tenant.

ARTICLE 8

QUIET ENJOYMENT

Landlord covenants that Tenant on paying the Rent and performing Tenant’s obligations under this Lease shall peacefully and quietly have, hold and enjoy the Premises throughout the Lease Term or until it is terminated as in this Lease provided without hindrance by Landlord or by anyone claiming by, through or under Landlord.

ARTICLE 9

DAMAGE AND EMINENT DOMAIN

9.1 Fire and Other Casualty. In the event that at any time during the Lease Term the Premises are totally damaged or destroyed by fire or other casualty or substantially damaged so as to render them or a material portion thereof untenantable, then there shall be a just and proportionate abatement of the Rent payable hereunder until the Premises are made suitable for Tenant’s occupancy, and the Lease Term shall be extended, without the necessity of further action by any party, for a period equal to the time during which Rent so abated. In the event of such substantial (or total) damage to the Premises, Landlord shall proceed at its expense and with reasonable diligence to repair and restore the Premises to substantially the same condition they were in immediately prior to such casualty.

Notwithstanding the foregoing, in the event the Premises cannot, in Landlord’s reasonable discretion, be restored to a condition substantially suitable for their intended purpose within one hundred eighty (180) days following the issuance of all permits and approvals required in connection with such restoration, Landlord shall give Tenant written notice of such determination and either Landlord or Tenant may terminate this Lease by written notice given to the other within ninety (90) days after the occurrence of such casualty. In the event the Premises have not been restored to a condition substantially suitable for their intended purpose within one hundred eighty (180) days following the issuance of all permits and approvals required in connection with such restoration, then either Landlord or Tenant may terminate this Lease by written notice given to the other within five (5) business days following such one hundred eighty (180) day period.

In the event that the Premises are totally damaged or destroyed by fire or other casualty or substantially damaged so as to render them or a material portion thereof untenantable, and such casualty occurs during the last twelve (12) months of the Lease Term, Tenant may terminate this Lease upon written notice to Landlord.

Landlord and Tenant agree that during any period of reconstruction or repair of the Premises, if Tenant elects to continue the operation of its business within the Premises to the extent practicable, Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a prorata basis from the date of damage until the completion of Landlord’s repairs (or until the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be).

9.2 Eminent Domain. Landlord reserves for itself all rights to any damages or awards with respect to the Premises and the leasehold estate hereby created by reason of any exercise of the right of eminent domain, or by reason of anything lawfully done in pursuance of any public or other authority; and by way of confirmation Tenant grants and assigns to Landlord all Tenant’s rights to such damages so reserved, except as otherwise provided herein. Tenant covenants to execute and deliver any instruments confirming such assignment as Landlord may from time to time reasonably request. If all the Premises are taken by eminent domain, this Lease shall terminate when Tenant is required to vacate the Premises or such earlier date as Tenant is required to begin the payments of rent to the taking authority. If a partial taking by eminent domain results in so much of the Premises being taken as to render the Premises or a material portion thereof unsuitable for Tenant’s continued use and occupancy as determined by Landlord in its reasonable discretion, either Landlord or Tenant may elect to terminate this Lease as of the date when Tenant is required to vacate the portion of the Premises so taken, by written notice to the other given not more than ninety (90) days after the date on which Tenant or Landlord, as the case may be, receives notice of the taking. If a partial taking by eminent domain does not result in such portion of the Premises as aforesaid being taken, then this Lease shall not be terminated or otherwise affected by any exercise of the right of eminent domain. Whenever any portion of the Lease Premises shall be taken by any exercise of the right of eminent domain, and if this Lease shall not be terminated in accordance with the provisions of this Section 9.2, Landlord shall, at its expense, proceeding with all reasonable dispatch, provided sufficient condemnation proceeds are available therefor (or, if not, provided Tenant provides additional funds needed above the amount of the condemnation proceeds available) do such work as may be required to restore the Premises or what remains thereof (not including Tenant’s trade fixtures, business equipment and furniture) as nearly as may be to the condition they were in immediately prior to such taking, and Tenant shall at its expense, proceeding with all reasonable dispatch, do such work to its trade fixtures, business equipment and furniture, as may be required. A just proportion of the Rent payable hereunder, according to the nature and extent of the taking shall be abated from the time Tenant is required to vacate that portion of the Premises taken. If the Premises have not been restored to a condition substantially suitable for their intended purpose within one hundred eighty (180) days of the issuance of all permits and approvals required in connection with such restoration, Tenant may elect to terminate this Lease by written notice to Landlord sent within five (5) business days following such one hundred eighty (180) day period.

ARTICLE 10

DEFAULTS BY TENANT AND REMEDIES

10.1 Tenant’s Default. Each of the following shall be an event of default (“Event of Default”) hereunder: (A) if Tenant shall fail to pay any installment of Base Rent, Additional Rent or any other payment due under this Lease, and such failure shall continue for a period of five (5) business days following Landlord’s notice of same to Tenant, provided that such notice from Landlord shall be in lieu of, and not in addition to, any notice of default required by applicable law, and provided further Landlord shall be obligated to give only two (2) such notices per any twelve (12) month period, with subsequent payment default to be an Event of Default if such failure to pay shall continue for a period of five (5) days from the date such payment is due (without any notice); (B) if Tenant or any guarantor or surety of Tenant’s obligations hereunder shall (i) make a general assignment for the benefit of creditors; (ii) commence any proceeding for relief, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property; (iii) become the subject of any such proceeding which is not dismissed within sixty (60) days after its filing or entry; or (iv) die or suffer a legal disability (if Tenant, guarantor or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity); (C) Tenant shall fail to discharge or bond over any lien placed upon the Premises in violation of this Lease within thirty (30) days after Tenant receives notice that any such lien or encumbrance is filed against the Premises; (D) if Tenant shall fail to comply with any provision of this Lease, other than those specifically referred to hereinabove and, except as otherwise expressly provided therein, such default shall continue for more than thirty (30) days after Landlord shall have given Tenant written notice of such default, or such longer period if such default cannot be reasonably cured within such thirty (30) day period, provided that Tenant diligently commences the cure within the thirty (30) day period and diligently prosecutes such cure to completion; and (E) if Tenant shall abandon the Premises for more than sixty (60) days. Upon the occurrence of an Event of Default, defined as aforesaid, then in any such case, notwithstanding any waiver or other indulgence of any prior default, Landlord may terminate this Lease by written notice to Tenant sent at any time thereafter, but before Tenant has cured or removed the cause for such termination. Such termination shall take effect on the later of (i) the last day of the month in which Tenant receives the notice, or (ii) twenty-one (21) days after Tenant receives the notice, and shall be without prejudice to any remedy Landlord might otherwise have for any prior breach of covenant.

10.2. Landlord’s Election. Upon each occurrence of an Event of Default and so long as such Event of Default shall be continuing, Landlord may at any time thereafter, at its election by written notice to Tenant: (i) terminate this Lease or Tenant’s right of possession, but Tenant shall remain liable as hereinafter provided; and/or (ii) pursue any remedies provided for under this Lease or at law or in equity. Upon the termination of this Lease or termination of Tenant’s right of possession, it shall be lawful for Landlord, without formal demand or notice of any kind, to re-enter the Premises by summary dispossession proceedings or any other action or proceeding authorized by law and to remove Tenant and all persons and property therefrom. If Landlord re-enters the Premises, Landlord shall have the right to keep in place and use, or remove and store all of the fixtures, equipment and other property of Tenant left at the Premises or elsewhere at the

Site. If Landlord terminates this Lease or terminates Tenant’s right of possession, Landlord may recover from Tenant the sum of (i) all Base Rent, Additional Rent and all other amounts accrued hereunder to the date of such termination, (ii) the costs set forth in Section 10.3 below, and (iii) an amount equal to (A) the Base Rent and Additional Rent which would have been payable by Tenant under this Lease had this Lease not been so terminated (or had Tenant’s right of possession not been terminated) for the period commencing after said termination and ending on the last day of the Lease Term with such amounts becoming due and payable by Tenant on such dates as Base Rent would otherwise become due and payable hereunder, less (B) the net rents received by Landlord from re-letting the Premises (or any portion(s) thereof) for the period commencing after said termination and ending on the last day of the Lease Term, such net rents to be determined by first deducting from the gross rents received by Landlord from such re-letting the expenses incurred or paid by Landlord in connection with said termination and in re-entering the Premises and in securing possession thereof, as well as the actual expenses of re-letting (including, without limitation, altering and preparing the Premises for new tenants and any broker’s commission as determined pursuant to Section 10.3 below). Subject to the provisions of Section 10.4 below, any such re-letting may be for a shorter or longer period than the remaining Lease Term, and in no event shall Tenant be entitled to receive any excess of such net rents over the Base Rent payable by Tenant to Landlord under this Lease. Even though Tenant has breached this Lease and abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover Base Rent and Additional Rent as it becomes due. Any such payments due Landlord shall be made on the dates that Base Rent or such Additional Rent would otherwise come due under this Lease, and Tenant agrees that Landlord may file suit to recover any sums falling due from time to time. Notwithstanding any such re-letting without termination, Landlord may at any time thereafter elect in writing to terminate this Lease for such previous breach.

10.3. Reimbursement of Landlord’s Expenses. In the case of termination of this Lease or termination of Tenant’s right of possession pursuant to Section 10.2, Tenant shall reimburse Landlord for all actual expenses arising out of such termination, including, without limitation, (i) all costs actually incurred in collecting such amounts due from Tenant under this Lease (including reasonable attorneys’ fees actually incurred and the costs of litigation and the like but only if Landlord is successful in its litigation), (ii) all customary and necessary expenses incurred by Landlord in attempting to relet the Premises or parts thereof (including advertisements, brokerage commissions, tenant’s allowances, lease inducements, costs of preparing space, and the like), and (iii) all Landlord’s other expenditures necessitated by the termination. The reimbursement from Tenant shall be due and payable within thirty (30) days following written notice from Landlord that an expense has been incurred with documentation substantiating such expenses, without regard to whether the expense was incurred before or after the termination.

10.4. Termination of Right of Possession. Even though Tenant has breached this Lease and abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate the Lease (even though it has terminated Tenant’s right of possession), and Landlord may enforce all its rights and remedies under this Lease, including the right to recover Base Rent and Additional Rent as it becomes due. Any such payments due Landlord shall be made on the dates that Base Rent and Additional Rent would otherwise come due under this Lease, and

Tenant agrees that Landlord may file suit to recover any sums falling due from time to time. Notwithstanding any such termination of possession only, Landlord may at any time thereafter elect in writing to terminate this Lease for such previous breach.

10.5. Mitigation. Landlord shall use commercially reasonable efforts to relet the Premises which efforts shall be subject to the reasonable requirements of Landlord to lease to high quality tenants and to develop the Premises in a harmonious manner with an appropriate mix of uses, tenants, and terms of tenancies, and the like and factoring in the location and nature of the Premises. It is agreed that hiring a reputable leasing broker to lease the Premises and cooperating in good faith with such broker shall satisfy the requirement that Landlord use commercially reasonable efforts to relet.

10.6. Claims in Bankruptcy. Nothing herein shall limit or prejudice the right of Landlord to prove and obtain in a proceeding for bankruptcy, insolvency, arrangement or reorganization, by reason of the termination, an amount equal to the maximum allowed by the statute of law in effect at the time when, and governing the proceedings in which, the damages are to be provided, whether or not the amount is greater to, equal to, or less than the amount of the loss or damage which Landlord has suffered.

10.7. Landlord’s Right to Cure Defaults. Landlord may, but shall not be obligated to cure, at any time any default by Tenant under this Lease after the applicable notice and cure period (if any) has expired. In curing such defaults, Landlord may enter upon the Premises and take such action thereon as may be necessary to effect such cure. In the case of an emergency threatening serious and imminent injury to persons or property, Landlord may cure such default without notice. All costs and expenses incurred by Landlord in curing a default, including reasonable attorneys’ fees actually incurred, together with interest thereon at a rate equal to the lesser of (a) eighteen percent (18%) per annum, or (b) the highest lawful rate of interest which Landlord may charge to Tenant without violating any applicable law from the day of payment by Landlord shall be paid by Tenant to Landlord on demand. Landlord may use the Security Deposit to effectuate any such cure.

10.8. No Waiver. Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, whether by agreement or by operation of law, it being understood that such surrender and/or termination can be effected only by the written agreement of Landlord and Tenant. Tenant and Landlord further agree that forbearance or waiver by either party to enforce its rights pursuant to this Lease, or at law or in equity, shall not be a waiver of such party’s right to enforce one or more of its rights in connection with any subsequent default. A receipt by Landlord of rent with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account of the earliest installment of any payment due from Tenant under the provisions hereof. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

10.9 Late Charge; Default Interest. If any payment of Base Rent, Additional Rent or any other payment payable hereunder by Tenant to Landlord shall not be paid when due, Landlord may impose, at its election, a late fee of ten percent (10%) of the overdue amount and interest on the overdue amount from the date when the same was payable until the date paid at a rate equal to the lesser of (a) eighteen percent (18%) per annum, or (b) the highest lawful rate of interest which Landlord may charge to Tenant without violating any applicable law. Such late fee and interest shall constitute Additional Rent payable hereunder.

ARTICLE 11

ASSIGNMENT AND SUBLETTING

11.1 Prohibition. Tenant covenants and agrees that neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred, and that neither the Premises, nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied, or utilized for desk space or for mailing privileges, by anyone other than Tenant, or for any use or purpose other than as stated herein, or be sublet or offered or advertised for subletting, without the prior written consent of Landlord in each and every case, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything contained herein to the contrary, Tenant shall have no right to advertise publicly to assign this Lease. Not in limitation of the foregoing, Tenant’s request for Landlord’s consent to subletting or assignment shall be submitted in writing no later than thirty (30) days in advance of the proposed effective date of such proposed assignment or sublease, which request shall be accompanied by the following information (the “Required Information”): (i) the name, current address and business of the proposed assignee or subtenant; (ii) the precise square footage and location of the portion of the Premises proposed to be so subleased or assigned; (iii) the effective date and term of the proposed assignment or subletting; and (iv) the rent and other consideration to be paid to Tenant by such proposed assignee or subtenant. Tenant also shall promptly supply Landlord with the most recent unaudited financial statements of the proposed assignee or subtenant certified by an officer thereof and prepared in accordance with generally accepted accounting practices, along with such other information as Landlord may reasonably request, indicating the net worth, liquidity and credit worthiness of the proposed assignee or subtenant in order to permit Landlord to evaluate the proposed assignment or sublease. Tenant agrees to reimburse Landlord for legal fees and any other reasonable expenses and costs incurred by Landlord in connection with any proposed assignment or subletting, not to exceed $3,000.00 in any one instance.

11.2. Conditions to Consent. Notwithstanding anything to the contrary contained herein, it shall not be unreasonable for Landlord to withhold its consent to any proposed assignment or sublease if (i) Tenant proposes to assign this Lease or sublease the Premises or any portion thereof to any person or entity with whom Landlord is then negotiating for the rental of other space in the Building or who is a tenant in the Building or in any building owned by Landlord or its affiliate now or in the future located at 700 or 900 Technology Park Drive, Billerica, Massachusetts; 25 Industrial Ave, Chelmsford, Massachusetts; Billerica Business Center, Billerica and Tewksbury, Massachusetts; 165 Lexington Road, Billerica, Massachusetts; 220 or

222 Mill Road, Chelmsford, Massachusetts; or 19 or 21 Alpha Road, Chelmsford, Massachusetts; or (ii) with respect to a proposed assignment of this Lease, the net worth of any such proposed assignee is less than the greater of (A) the net worth of Tenant on the date hereof or (B) the net worth of Tenant at the time of any such assignment; or (iii) in Landlord’s reasonable judgment the proposed assignee or subtenant is engaged in a business which is not in keeping with the then standards of the Building and the proposed use is not limited to the Permitted Use; or (iv) there are then two (2) or more leases or subleases in effect with respect to the Premises (including this Lease) (provided, however, that it is hereby agreed and acknowledged that in no event shall Landlord’s right to withhold consent be limited to the basis set forth in clauses (i) through (iv) above, so long as the basis for such withholding is reasonable). Landlord’s consent shall be granted only if the assignee or subtenant shall promptly execute, acknowledge, and deliver to Landlord an agreement in form and substance satisfactory to Landlord whereby the assignee or subtenant shall agree to be bound by and upon the covenants, agreements, terms, provisions and conditions set forth in this Lease other than the payment of Rent hereunder.

11.3 Excess Rents. If Tenant shall sublet the Premises, having first obtained Landlord’s consent, at a rental in excess of the rent and additional rent due and payable by Tenant under the provisions of this Lease, fifty percent (50%) of such excess Rent and Additional Rent net of Tenant’s commercially reasonable and necessary expenses related to the sublease (including, without limitation, brokerage fees, reasonable attorneys’ fees and rent concessions) shall be paid by the Tenant to the Landlord, it being agreed, however, that Landlord shall not be responsible for any deficiency if Tenant shall sublet the Premises at a rental less than that provided for herein.

11.4. Landlord’s Recapture Right. Within thirty (30) days of its receipt of written notice from Tenant that Tenant intends to attempt to sublease the Premises or a specified portion thereof or to assign this Lease as of a date set forth in such notice (the “Recapture Date”), Landlord may cancel this Lease as to the entire Premises in the event of proposed assignment of this Lease or as to so much of the Premises as Tenant has proposed to sublease in the event of a proposed sublease. If Landlord shall elect to cancel this Lease as to all or a portion of the Premises, it shall give Tenant written notice of its election and Tenant shall surrender the Premises or portion thereof for which this Lease has been canceled on such Recapture Date, in accordance with the provisions of this Lease relating to the surrender of the Premises at the expiration or termination of the Lease Term. If the cancellation shall be as to a portion of the Premises only, then the Rent and Additional Rent shall be adjusted proportionately to reflect said cancellation.

11.5 Assignment or Sublease to an Affiliate. Notwithstanding anything to the contrary contained herein, Tenant shall have the right to assign this Lease or sublet the Premises or any part thereof without the prior consent of Landlord to either (x) an entity into or with which Tenant is merged or consolidated, or to which all or substantially all of Tenant’s assets are transferred, or (y) any entity which controls or is controlled by Tenant or is under common control with Tenant (each of (x) and (y) being herein referred to as an “Affiliate”), provided that in the event of a merger, consolidation or sale of all or substantially all of Tenant’s assets, (i) the successor to Tenant has a net worth, computed in accordance with generally accepted accounting principles consistently applied, at least equal to the greater of (1) the net worth of Tenant immediately prior to such merger, consolidation or transfer, or (2) the net worth of Tenant herein named on the date of this Lease; and (ii) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction. In the event of any assignment to an Affiliate, the assignee shall agree directly with Landlord, by written instrument in form satisfactory to Landlord in its reasonable discretion, to be bound by all the obligations of Tenant hereunder, including, without limitation, the covenant against further assignment and subletting.

11.6 No Waiver. If this Lease is assigned, or if the Premises or any part thereof is sublet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect Rent and/or Additional Rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent and/or Additional Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as a tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. The consent by Landlord to an assignment or subletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting. No assignment, subletting or use of the Premises shall affect the Permitted Use hereunder. Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of all sums payable hereunder and for compliance with all the obligations of Tenant hereunder.

ARTICLE 12

NOTICES

All notices required or permitted to be given under this Lease shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by a reputable national overnight courier service, postage prepaid, or by hand delivery and, if to Tenant, addressed to Tenant at the address for Tenant noted on the first page of this Lease, and if to Landlord, addressed to Landlord at the address for Landlord noted on the first page of this Lease, with a copy delivered in the same manner to Dionne & Gass LLP, 131 Dartmouth Street, Suite 501, Boston, Massachusetts 02116, Attn. Sally Michael, Esquire. All notices shall be effective upon delivery to the address of the addressee (even if such addressee refuses delivery thereof). Either party may by notice given aforesaid change its address for all subsequent notices. Except where otherwise expressly provided to the contrary, notice shall be deemed given upon delivery.

ARTICLE 13

NOTICE OF LEASE

Tenant agrees not to record this Lease without Landlord’s consent, but, if the Lease Term is seven (7) years or longer, each party hereto agrees, on the request of the other, to execute a notice of lease in recordable form and complying with applicable law. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease. At Landlord’s request, promptly upon expiration of or earlier termination of the Lease Term, Tenant shall execute and deliver to Landlord a release of any document recorded in the real property records for the location of the Premises evidencing this Lease, and Tenant hereby appoints Landlord Tenant’s attorney-in-fact, coupled with an interest, to execute any such document if Tenant fails to respond to Landlord’s request to do so within fifteen (15) days. The obligations of Tenant under this Article 13 shall survive the expiration or any earlier termination of the Lease Term.

ARTICLE 14

APPLICABLE LAW, SEVERABILITY, CONSTRUCTION

This Lease shall be governed by and construed in accordance with the laws of Massachusetts and, if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease, and the application of such provisions in other circumstances, shall not be affected thereby. This Lease may be amended only by an instrument in writing executed by Landlord and Tenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease.

ARTICLE 15

SUCCESSORS AND ASSIGNS, ETC.

15.1 It is understood and agreed that the covenants and agreements of the parties hereto shall run with the land and that no covenant or agreement of Landlord, expressed or implied, shall be binding upon Landlord except in respect of any breach or breaches thereof committed during Landlord’s seisin and ownership of the Premises. If Landlord acts as a Trustee or Trustees of a trust in making this Lease only the estate for which Landlord acts shall be bound hereby, neither any such Trustee executing this Lease as Landlord nor any shareholder or beneficiary of such trust shall be personally liable for any of the covenants or agreements of Landlord expressed herein or implied hereunder or otherwise because of anything arising from or connected with the use and occupation of the Premises by Tenant. Reference in this Lease to “Landlord” or to “Tenant” and all expressions referring thereto, shall mean the person or persons, natural or corporate, named herein as Landlord or as Tenant, as the case may be, and the heirs, executors, administrators, successors and assigns of such person or persons, and those claiming by, through or under them or any of them, unless repugnant to the context. If Tenant or Landlord is a partnership or a firm of several persons, natural or corporate, the obligations of each person executing this Lease as Tenant or Landlord, respectively, shall be joint and several. Any person who signs this Lease for Tenant or for Landlord in a representative capacity personally warrants and represents that he or she is duly authorized to do so.

15.2 It is further understood and agreed that Tenant shall look solely to the estate and property of Landlord in the Premises for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed or performed by Landlord and any other obligations of Landlord created by or under this Lease, and no other property or assets of Landlord or of its partners, beneficiaries, co-tenants, shareholders or principals (as the case may be) shall be subject to levy, execution or other enforcement procedures for the satisfaction of Tenant’s remedies.

ARTICLE 16

LANDLORD’S ACCESS

Landlord and its authorized agents, employees, subcontractors and representatives shall have the right to enter the Premises at any time during emergencies (Landlord agrees to use reasonable efforts to notify Tenant of any such emergency) and at all reasonable times with reasonable prior notice for any of the following purposes: (a) to determine whether the Premises are in good condition and whether Tenant is complying with its obligations under this Lease; (b) to do any necessary maintenance and to make such repairs, alterations, improvements or additions in or to the Premises as Landlord has the right or obligation to perform under this Lease, as Landlord may be required to do or make by law, or as Landlord may from time to time deem necessary or desirable; (c) to exhibit the Premises to prospective tenants during the last nine (9) months of the Lease Term or during any period while an Event of Default exists hereunder; and (d) to show the Premises to prospective lenders, brokers, agents, buyers or persons interested in an exchange, at any time during the Lease Term.

If, at any time during the last month of the Lease Term, Tenant shall have removed all of Tenant’s property from all or any portion(s) of the Premises, Landlord may, subject to Tenant’s prior consent, immediately enter and alter, renovate and decorate the same, and such acts shall have no effect upon Tenant’s remaining obligations and covenants under this Lease.

ARTICLE 17

CONDITION OF PREMISES

17.1 As Is. The Premises are being delivered to Tenant in their “as is” condition, except as set forth in this Article. Notwithstanding anything to the contrary in this Lease, Landlord warrants that on the Term Commencement Date hereof, the Premises, including the improvements and equipment (including the HVAC, plumbing, electrical, mechanical and life safety systems) therein, shall be in good working order, condition, and repair. Notwithstanding the foregoing, Landlord shall not be liable to Tenant for any breach of the foregoing warranty unless Tenant has notified Landlord within thirty (30) days of the Term Commencement Date of any respect in which the Premises are not, as of the Term Commencement Date, in such good working order, condition and repair and Landlord has failed, within a reasonable time thereafter, to remedy such defect.

17.2 Landlord’s Work. Landlord shall perform the work described in the plans attached as Exhibit D (“Landlord’s Work”) at no cost to Tenant whatsoever. Landlord covenants and represents that Landlord’s Work shall be completed in a good and workmanlike manner and in compliance with all applicable Legal Requirements. Landlord shall pay all the costs incurred by Landlord in connection with the performance of the Landlord’s Work.

ARTICLE 18

WARRANTY REGARDING BROKER

Each of Tenant and Landlord warrant that it was introduced to the Premises by the party or parties named in the Definitions section of this Lease as the “Broker,” and knows of no other

Broker which was involved in this transaction in any way or is entitled to any brokerage commission or similar fee or charge in connection with this Lease. Tenant an Landlord each agree to indemnify the other party and the Broker (if any) against any costs incurred by either (including attorneys’ fees) if the foregoing warranty is untrue. Landlord shall be solely responsible for paying all brokerage fees to the brokers named in the Definitions section of the Lease.

ARTICLE 19

FORCE MAJEURE

In the event that Landlord or Tenant shall be delayed, hindered in or prevented from the performance of any act required hereunder other than the payment of any Base Rent, Additional Rent or other sums payable hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power (each of the foregoing conditions being of a general nature and not applicable only to, or caused by, the party so delayed), newly enacted restrictive governmental laws or regulations, riots, insurrection, the act, failure to act or default of the other party, war or other reason beyond their reasonable control (“Force Majeure”), then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. Force Majeure shall not be construed to excuse Landlord or Tenant from making any payments due hereunder in a timely manner as set forth in this Lease or from performing any covenant or obligation imposed under this Lease by reason of the financial inability of Landlord or Tenant. The party claiming Force Majeure shall give written notice of the same as soon as reasonably practicable to the other party, and shall use commercially reasonably efforts to minimize the time period of Force Majeure.

ARTICLE 20

HAZARDOUS MATERIALS

Tenant shall not (either with or without negligence) cause or permit the escape, disposal, release or threat of release of any biologically or chemically active or other Hazardous Materials (as said term is hereafter defined) on, in, upon or under the Premises of the Site. Tenant shall not allow the generation, storage, use or disposal of such Hazardous Materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the generation, storage, use and disposal of such Hazardous Materials, nor allow to be brought into the Premises or the Site any such Hazardous Materials, except for use in the ordinary course of Tenant’s business, and then only after written notice is given to Landlord of the identity of such Hazardous Materials (such notice shall not be required for reasonable amounts of standard office supplies and cleansing supplies). Hazardous Materials shall include, without limitation, any material or substance which is (i) petroleum, (ii) asbestos, (iii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq. (33 U.S.C. §1321) or listed pursuant to §307 of the Federal Water Pollution Control Act (33 U.S.C. §1317), (iv) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recover Act, 42 U.S.C. 6901 et seq. (42 U.S.C. §6903), (v) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq. (42 U.S.C. §9601), as amended, or (vi) defined as “oil” or a “hazardous waste”, a “hazardous substance”, a “hazardous material” or a “toxic material” under any other law, rule or regulation applicable to the Property, including, without limitation, Chapter 21E of the Massachusetts General Laws, as amended. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of Hazardous Materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges but only if such requirement applies to the Premises and is the result of the acts or omissions of Tenant. In addition, Tenant shall execute affidavits, representations and the like, from time to time, at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Materials in the Premises or the Site. In all events, Tenant shall indemnify and save Landlord harmless from any claims based on the release on threat of release or the presence or existence of Hazardous Materials in the Premises or the Site caused by Tenant or persons acting under Tenant. The within covenants and indemnity shall survive the expiration or earlier termination of the Lease Term. Landlord expressly reserves the right to enter the Premises to perform regular inspections. Landlord agrees to save Tenant harmless and to indemnify Tenant from and against any liability, injury loss, claim, damage, settlement, attorneys’ fees, fines, penalties, interest or expense which may be incurred by Tenant (including, without, limitation, any cost which Landlord may incur for testing and remediation) arising from any release, presence or existence of Hazardous Materials which existed on the Site prior to Tenant’s occupation of the Premises. In no event shall Tenant be responsible for any Hazardous Materials existing on the Premises as of the Commencement Date.

ARTICLE 21

EXTENSION PERIOD

20.1 Option to Extend Lease Term. Tenant shall have one (1) right and option, which said option shall not be severed from this Lease or separately assigned, mortgaged or transferred, at its election, to extend the Original Lease Term for an additional period of three (3) years (the “Extension Period’) commencing upon the expiration of the Original Lease Term, provided that (a) Landlord shall receive written notice from Tenant of the exercise of its election at least nine (9) months prior to the expiration of the Original Lease Term but no sooner than twelve (12) months prior to the expiration of the Original Lease Term, (b) no Event of Default shall exist at the time of Landlord’s receipt of such notice and at the expiration of the Original Lease Term; and (c) the original Tenant named herein or any Affiliate is itself occupying the entire Premises both at the time of giving the applicable notice and at the commencement of the Extension Period. If Landlord shall receive notice of the exercise of the election in the manner and within the time provided aforesaid, the Original Lease Term shall be extended upon the receipt of the notice without the requirement of any action on the part of Landlord or Tenant, except as may be required in order to determine Base Rent as hereinafter provided. Except for the amount of Base Rent (which is to be determined as hereinafter provided), all the terms, covenants, conditions, provisions and agreements in the Lease contained shall be applicable to the Extension Period, except that there shall be no further options to extend the Lease Term nor shall Landlord be obligated to make or pay for any improvements to the Premises nor pay any inducement payments of any kind or nature. Landlord hereby reserves the right, exercisable by Landlord in its sole discretion, to waive (in writing) any condition precedent set forth in clauses (a), (b) or (c) above. Time is of the essence with respect to the exercise of the option contained herein. Tenant shall not have the right to give any notice exercising such option after the expiration of the applicable time limitation set forth herein, and any notice given after such time limitation purporting to exercise such option shall be void and of no force or effect, unless Landlord has waived in writing clause (a) above.

20.2 Determination of Option Rent. During the Extension Period, the Base Rent payable hereunder for the Extension Period shall be adjusted as of the commencement of the Extension Period so as to equal the then “fair market rent”, as mutually determined by Landlord and Tenant through the process of negotiation, but shall in no event shall the “fair market rent” be less than the Base Rent per annum for and with respect to the last twelve (12) calendar months of the Original Lease Term. Notwithstanding anything to the contrary contained herein, however, if for any reason Landlord and Tenant shall not agree in writing upon the “fair market rent” for the Extension Period at least six (6) months prior to the commencement of the Extension Period, then the fair market rent for premises of the size and nature of the Premises shall be determined by licensed real estate brokers having at least five (5) years’ experience in the leasing of commercial real estate in the Greater Boston, Massachusetts area, one such broker to be designated by each of Landlord and Tenant. If either party shall fail to designate its broker by giving notice of the name of such broker to the other party within fifteen (15) days after receiving notice of the name of the other party’s broker, then the broker chosen by the other party shall determine the fair market rent and his determination shall be final and conclusive. If the brokers designated by Landlord and Tenant shall disagree as to the fair market rent, but if the difference between their estimates of fair market rent shall be five percent (5%) or less of the greater of the estimates, then the average of their estimates shall be the fair market rent for purposes hereof. If the brokers designated by Landlord and Tenant shall disagree as to the amount of fair market rent, and if their estimates of fair market rent shall vary by more than five percent (5%) of the greater of said estimates, then they shall jointly select a third broker meeting the qualifications set forth above, and his estimate of fair market rent shall be the fair market rent for purposes hereof if it is not greater than the greater of the other two estimates and not less than the lesser of the other two estimates. If said third broker’s estimate is greater than the greater of the other two estimates, then the greater of the other two estimates shall be the fair market rent for purposes hereof; and if the estimate of the third broker shall be less than the lesser of the other two estimates, then the lesser of the other two estimates shall be the fair market rent for purposes hereof. Each of Landlord and Tenant shall pay for the services of its broker, and if a third broker shall be chosen, then each of Landlord and Tenant shall pay for one-half of the services of the third broker.

20.3. Annual Increases in Option Rent. Commencing with the second Lease Year of the Extension Period and for and with respect to each subsequent lease year during the Extension Period, the Base Rent shall be adjusted and increased (but never decreased) by an amount (the “Annual Adjustment”) equal to the CPI Percentage (as said term is hereinafter defined) multiplied by the Base Rent for the immediately preceding Lease Year (inclusive of all prior Annual Adjustments). For purposes of this provision, a “Lease Year” shall be each twelve (12) calendar month period beginning on that certain date which is the commencement date of the second year of the Extension Period (the “Lease Year Commencement Date”) and ending on the day prior to the second anniversary of each Lease Year Commencement Date and each succeeding twelve (12) calendar month period. In no event shall the Annual Adjustment ever be less than zero or ever result in a reduction in the Base Rent below the Base Rent for the prior Lease Year. As used herein, the term “CPI Percentage” shall mean the percentage increase, if any, in the Consumer Price Index (1982-84 = 100) for the Urban Wage Earners and Clerical Workers, All Items, published by the Bureau of Labor Statistics of the United States Department of Labor for Boston, MA (the “Index”) (or if there ceases to be such publication, any other substantially equivalent index selected by Landlord which is generally recognized to measure changes in the cost of living for Boston, Massachusetts), between the Index published on that certain date (the “Index Date”) which is three (3) calendar months prior to the date of commencement of the Lease Year within the Extension Period for which an Annual Adjustment is to be made and the Index last published prior to twelve (12) calendar months prior to the Index Date.

[SIGNATURES ON THE NEXT PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed, under seal, by persons hereunto duly authorized, as of the date first set forth above.

LANDLORD:

Billtech Equity Partners, LLC,
a Delaware limited liability company

By:	KC Everest, LLC, a Massachusetts limited liability company, its Manager

By:	/s/ Kambiz Shahbazi
Kambiz Shahbazi
Managing Member

TENANT:

Danger, Inc., a Delaware corporation

By:	/s/ Henry R. Nothhaft
	Name:	Henry R. Nothhaft
	Title:	CEO
Hereunto duly authorized

EXHIBIT A

PLAN OF THE PREMISES

LEGEND

Existing Walls
New Construction

Everest Partners 700 Technology Park Drive, Suite 102, Billerica, MA 01821		Danger, Inc.	
5,730 RSF	Drawing Name: Preliminary Space Plan 700 Technology Park, Suite 201 Billerica, MA	Date: 1-10-06	PP1.2
Drawing File: 1-11-07 danger inc.		Rev # & Date	

For general space planning purposes only, not for constructon. Site verification needed for critical dimensions. The rentable number was determined by Everest Partners and is approximate

EXHIBIT B

SITE PLAN

CERTIFICATION:

[illegible]

VICINITY MAP

ASTRO WAY
LOT 8
TECHNOLOGY PARK DRIVE
WALL STREET
CONCORD ROAD

LEGAL DESCRIPTION

[illegible]

NOTES:

1.) LOCATION OF UTILITIES ARE APPROXIMATE ONLY.

2.) TOTAL NUMBER OF [illegible] PARKING SPACES = [illegible]

3.) THE PROPERTY IS LOCATED IN A FLOOD ZONE [illegible] AS SHOWN ON FLOOD INSURANCE RATE MAPS, TOWN OF BILLERICA, [illegible]

4.) SURVEY FIELD WORK PERFORMED ON DECEMBER [illegible], 2003 AND FEBRUARY [illegible], 2004.

5.) OWNERSHIP INFORMATION INDICATED HEREON IS AS [illegible]

6.) EVIDENCE OF RECORD OF TITLE FOR THE SUBJECT TRACT [illegible]

7.) ALL UTILITIES SHOWN ENTER/ EXIT THE PROPERTY EITHER THROUGH RECORDED EASEMENTS OR RIGHT OF WAYS, EXCEPT AS SHOWN.

8.) FULL ADDRESS OF PROPERTY = 700 TECHNOLOGY PARK DRIVE, BILLERICA, MASSACHUSETTS [illegible]

SCHEDULE B II

[illegible]

ENCROACHMENTS *

[illegible]

LEGEND

CB	CATCH BASIN
DMH	DRAIN MANHOLE
FND	FOUND
SMH	SEWER MANHOLE
CB/DH	CONCRETE BOUND W/ DRILL HOLE
CONC.	CONCRETE
WG	WATER GATE
—D—	DRAIN LINE
—E—	ELECTRIC LINE
—S—	SEWER LINE
—T—	TELEPHONE LINE
—W—	WATER LINE
	HANDICAPPED PARKING SPACE
MPL	MAPLE TREE
PR	PEAR TREE
LP	LIGHT POLE
TMH	TELEPHONE MANHOLE
EMH	ELECTRIC MANHOLE
FMH	FIBER OPTIC MANHOLE
FE	FLARED END
SGC	SLOPED GRANITE CURB
BCC	BITUMINOUS CONCRETE CURB

UTILITY NOTE

[illegible]

RECORD OWNER

[illegible]

REFERENCE

[illegible]

BUILDING SETBACKS:

[illegible]

ALTA/ACSM LAND TITLE SURVEY
700 TECHNOLOGY PARK DRIVE
IN
BILLERICA, MASSACHUSETTS
(MIDDLESEX COUNTY)

FOR: EVEREST PARTNERS, LLC

SCALE: 1"=40' JANUARY 21, 2004

REVISED: FEBRUARY [illegible], 2004

REVISED: FEBRUARY [illegible], 2004

STAMSKI AND MCNARY, INC.

EXHIBIT C

LEGAL DESCRIPTION OF THE SITE

700 Technology Park Drive

The land at Technology Park Drive, Billerica, Middlesex County, Massachusetts, shown as “Lot B – 3.091 Acres” on a plan entitled “Subdivision of Land in Technology Park Billerica, Massachusetts property of Technology Park VIII Limited Partnership” dated August 20, 1985 by Earle W. Soper, Jr., Registered Land Surveyor, recorded with Middlesex North District Deeds in Plan Book 150, Plan 1, and more particularly bounded and described as follows:

Beginning at a point (POB) on the westerly side line of Technology Park Drive marking the southeasterly corner of Lot B and the northeasterly corner of Lot A; thence turning and running S 71 Degrees-28 – 57” W a distance of one hundred and ten and thirty-five hundredths (110.35) feet by Lot A, to a corner; thence turning and running S 10 Degrees– 49 – 01” W three hundred and fifty-two and forty-six one hundredths (352.46) feet by Lot A, once again to a corner; thence turning and running by the land of Honeywell Information Systems, Inc. (An abandoned R.R. Spur) on a curved line to the right having a radius of one thousand four hundred and sixteen and nineteen one hundredths (1416.19) feet and a length three hundred and seventy-three and seventy-three one hundredths (373.73) feet respectively, to a point marking the northwesterly corner of Lot B and southerly side of Technology Park Drive; thence turning and running easterly by Technology Park Drive on a curve to the right having a radius of two hundred and sixty (260.00) feet and a length of three hundred and seventy-nine and twenty-seven one hundredths (379.27) feet; thence turning and running S 18 Degrees-31’ – 03” B a distance of one hundred and fifty-seven and twenty-six hundredths (157.26) feet, to a corner on the westerly side of Technology Park Drive being the point of beginning (POB).

EXHIBIT D

LANDLORD’S WORK

•	Demo those walls as indicated on the attached plan

•	Matching existing construction, construct approximately 70 liner feet of sheet rock walls, to the existing ceiling, as indicated on the attached plan reusing all existing doors and frames

•	Furnish and install 9 locking lever sets with 2 keys per door

•	Furnish and install one 4’x8’x3/4” fire treated plywood for telephone room

•

The existing kitchen cabinets shall be replaced with a new 6’ unit and new laminate counter top. The break room will also receive a 5 gallon hot water heater above the sink, an instant hot water spigot, a dishwasher and a  1/2 horsepower garbage disposal.

•	Furnish and install 6’ of upper and lower kitchen cabinets with laminate counter top in the copy/fax area

•	Furnish and install laminate counter top and melamine wall mounted shelving above the counter in test lab

•	Furnish and install a 2 ton ductless split HVAC unit in the MDF room

•	Readjust or relocate the existing HVAC duct work and diffusers to accommodate the new layout

•	Replace any damaged or soiled ceiling tiles with a match as close as possible

•	Tenant shall complete all data and telephone wiring

•	Electrical consists of the following:

1.	Make safe from demolition

2.	Rewire large office overhead lighting, existing fixtures will be reused.

3.	Rewire the existing overhead light switching to accommodate the new layout

4.	Insure all existing overhead lighting is fully operational and re-lamped with 3500k bulbs

5.	Provide power to the vendor supplied feed for the cubicles at the rate on one 20 amp 110volt circuit per each 3 cubes (10 circuits), tenant to provide power poles if electrical feeds cannot be run inside a wall or interior lally column

6.	Furnish and install one floor mounted duplex outlet with provision for data (data by tenant) in the center of 2 conference rooms

7.	Furnish and install continuous wall mounted Wire Mold 4000 series (data/power) with duplex outlets at 18”o/c the full length of the test lab counter top

8.	Furnish and install 1 dedicated 110v 30 amp and 2 dedicate 110v 20 amp duplex outlets, 2 regular duplex outlets and one 208v 30 amp outlet in the MDF room.

9.	Furnish and install 2 – dedicated 110v 20amp duplex outlets and 2 duplex outlets above break room counter

10.	Furnish and install 1 110v 20amp dedicated duplex outlet and 3 duplex outlets above the counter in the copy/fax area

11.	Furnish and install a continuous conduit from the telephone room to the MDF room

•

Replace the carpet in the entire suite, except those areas noted as being tiled with vinyl composition floor tile, using Landlord’s standard carpet (16.50/ sq yd allowance), color to be selected by Tenant

•	Furnish and install 4” vinyl cove base with toe throughout the suite color to compliment the carpet selection

•

Strip and wax all existing tile floors (Note: landlord not responsible for pre-existing stains, scratches or gouges in existing tile). Any broken or cracked tile will be replaced in a similar color/style.

•

Paint all walls to match as close as possible to existing color from Landlord’s stock selection book. All door frames will be painted in semi-gloss paint and the doors will be lightly sanded and one coat of poly or paint applied

•	The existing window treatments will be repaired and fully operational.

•	A construction clean up will be completed at the end of the project

•

Any changes requested of this scope of work during construction will be at tenants sole cost and expense. All change orders will be approved by Tenant in writing and the funding for the change order will be required in advance of the work starting.

EXHIBIT E

RULES AND REGULATIONS

The following rules and regulations shall apply to the Premises, the Building and the Site, and the appurtenances thereto. In the event of any inconsistency between the Lease and these Rules and Regulations, the provisions of the Lease shall control.

1. Sidewalks, doorways, vestibules, halls, stairways, and other similar areas shall not be obstructed by tenants or used by any tenant for purposes other than ingress and egress to and from their respective premises and for going from one to another part of the Building.

2. Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any such fixtures or appliances from misuse by a tenant or its agents, employees or invitees, shall be paid by such tenant.

3. No signs, advertisements or notices shall be painted or affixed on or to any windows or doors or other part of the Building without the prior written consent of Landlord, which shall not be unreasonably withheld. No nails, hooks or screws shall be driven or inserted in any part of the Building except by Building maintenance personnel. No curtains or other window treatments shall be placed between the glass and the Building standard window treatments.

4. Movement in or out of the building of furniture or office equipment, or dispatch or receipt by tenants of any bulky material, merchandise or materials shall be conducted so as to minimize any interference with the operations of other tenants and occupants and in such a manner a Landlord may reasonably require. Each tenant assumes all risks of and shall be liable for all damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for such tenant, subject to Section 6.3 of the Lease.

5. Landlord may prescribe reasonable weight limitations and determine the locations for safes and other heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord which may include the use of such supporting devices and Landlord may require. Subject to Section 6.3 of the Lease, all damages to the Building or the Site caused by the installation or removal of any property of a tenant, or done by a tenant’s property while in the Building or at the Site, shall be repaired at the expense of such tenant.

6. No birds or animals shall be brought into or kept in, on or about any tenant’s premises. No portion of any tenant’s premises shall at anytime be used or occupied as sleeping or lodging quarters.

7. Tenant shall cooperate with Landlord’s employees in keeping the Building and the Site neat and clean.

8. Tenant shall not make or permit any vibration or improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other tenants or persons having business with them.

9. Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant’s premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not.

10. No vending or dispensing machines of any kind may be maintained in any premises without the prior written permission of Landlord, but in any event not more than one (1).

11. Tenant shall not conduct any activity on or about the premises or Building which will draw pickets, demonstrators, or the like.

12. All vehicles are to be currently licensed, in good operating condition, parked for business purposes having to do with Tenant’s business operation in the Premises, parked within designated parking spaces, one vehicle to each space. No vehicle shall be parked as a “billboard” vehicle in the parking lot. Any vehicle parked improperly may be towed away. Tenant, Tenant’s agents, employees, vendors and customers (“Tenant Parties”) who do not operate of park their vehicles as required shall subject the vehicle to being towed at the expense of the owner or driver. Landlord may place a “boot” on the vehicle to immobilize it and may levy a charge to remove the “boot”. Tenant shall indemnify, hold and save harmless Landlord of any liability arising from the towing or booting of any vehicles belonging to a Tenant Party.

13. No tenant may enter into phone rooms, electrical rooms, mechanical rooms, or other service areas of the Building unless accompanied by landlord or the Building manager.

14. Canvassing, soliciting, and peddling in the Building are prohibited and Tenant shall cooperate to prevent the same.

15. Tenant shall keep the premises free at all times of pests, rodents and other vermin, and at the end of each business day Tenant shall place for collection in the place or places provided therefor all trash and rubbish then in the premises.

16. Landlord reserves the right to rescind, alter, waive and/or establish any rules and regulations, which, in its judgment, are necessary, desirable or proper for its best interests and the best interests of the occupants of the Building.

17. All of the work done by Tenant shall be done by such contractors, labor and means so that, as far as may be possible, all work on the Site or in the Building, whether by Landlord or Tenant, shall be done without interruption on account of strikes, work stoppages or similar causes of delay.

18. The Building is a smoke free building, and Tenant shall cause its employees and invitees who smoke to restrict such smoking to areas designated as “smoking areas” by Landlord from time to time.